Exhibit 99.1

Teliphone Corp. Announces the Execution of a Non-Binding Letter of Intent for the Acquisition of Next Layer

Next Layer currently operates four data centers in Canada, with a fifth under construction

VANCOUVER, April 16 2013. Vancouver-based Teliphone Corp. (OTCQB:TLPH), one of the world’s local digital telecommunications companies, announced today that it has executed a non-binding Letter of Intent with Cascade Divide Enterprises Inc. to acquire Next Layer Inc.

The acquisition of Next Layer would substantially increase the Company’s colocation service by adding to its existing data center, four new data centers in Canada. As part of the transaction, Teliphone will complete the development and operation of a sixth Data Centre in Kamloops, British Columbia which is expected to become Teliphone’s National Disaster Recovery Center owing to its geographhically-stable, strategic location. All Teliphone data centers are interconnected through its Canada/US national SONET fibre optic network. This center is expected to be highly attractive for both Canadian and non-Canadian clients.

The result of this acquisition would be one of the largest colocation services offered by any CLEC in Canada and is in line with Teliphone’s strategic plan to be the backup data center to other data centers. Furthermore it will provide its clients with evolved cloud computing services with multi-site national redundancy, unequalled disaster recovery and ultra-wide Internet IP transit bandwidth.

Benoit Laliberté, President of Teliphone stated, “This is an exciting development for our Company and is fully in line with our Cloud Deployment Strategy”.

The transaction is subject to completion of due diligence, and the negotiation and drafting of a final Share Purchase Agreement, as well as the satisfaction of additional closing conditions. Subject to the above, the transaction is expected to close on or about April 30, 2013 Teliphone will file all required disclosures with the US Securities and Exchange Commission within the prescribed period.